Exhibit 5.1

April 29, 2004

Rambus Inc.

4440 El Camino Real

Los Altos, California 94022

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Rambus Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about April 29, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,345,452 shares of your Common Stock, $0.001 par value (the “Shares”), 3,653,146 of which are reserved for issuance pursuant to the 1997 Stock Plan, as amended and 692,306 of which are reserved for issuance pursuant to the 1997 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions taken and proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plans. We assume that the consideration received by you in connection with each issuance of Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Shares or (ii) the portion of such consideration determined by the Company’s Board of Directors to be “capital” for purposes of the Delaware General Corporation Law.

It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati